EXHIBIT 16.1

             [Letterhead of HJ & Associates, L.L.C.]


May 4, 2005


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

     We have read the statements included in Item 4 in the Form 8-K of Asia4Sale.com, Inc., to be filed on May 4, 2005 with the Securities and Exchange Commission and are in agreement with the statements contained in paragraph 4(a). We are not in a position to agree or disagree with the statements in Item 4(b) regarding the engagement of Moore and Associates Chartered Public Accountants.

Very truly yours,

/s/ HJ & Associates, LLC

HJ & Associates, L.L.C.